Exhibit 21

                                  SUBSIDIARIES

The following is a list of the subsidiaries of the Company as of October 22, 1999:

Subsidiary                                                State of Incorporation
----------                                                ----------------------

Telecommunications Transmission Business Segment
CASI - Comtech Antenna Systems, Inc.                            Delaware
CCC - Comtech Communications Corp.                              Delaware
CSI - Comtech Systems, Inc.                                     Delaware

RF Microwave Amplifier Business Segment
CPST - Comtech PST Corp.                                        New York

Mobile Data Communications Services Business Segment
CMDC - Comtech Mobile Datacom Corp.                             Delaware